Exhibit 4-i

May 28, 2003

ADC Telecommunications, Inc.

13625 Technology Drive

Eden Prairie, Minnesota 55440

Re:                               Second Amended and Restated Rights Agreement, dated as of November 28, 1995, as amended by the Amendment to Rights Agreement dated as of October 6, 1999, and the Amendment No. 2 to Rights Agreement dated November 15, 2000 (as amended, the “Rights Agreement”) between ADC Telecommunications, Inc., a Minnesota corporation (the “Company”) and Computershare Investor Services, LLC, a Delaware limited liability company, as Rights Agent (the “Rights Agent”)

Gentlemen:

Pursuant to your request, we hereby waive compliance with the requirements of Section 9(a) of the Rights Agreement that the Company use its best efforts to cause to be reserved and keep available, out of its authorized and unissued shares of Common Stock (as defined in the Rights Agreement), the number of shares of Common Stock that, except as provided in Section 11(a)(iv) of the Rights Agreement, will be sufficient to permit the exercise in full of all outstanding Rights (as defined in the Rights Agreement).  The Rights Agent shall be entitled to resign as Rights Agent pursuant to Section 21 of the Rights Agreement, if one of the following events does not occur on or prior to December 31, 2003:  (a) the Company is in compliance with the provisions of Section 9(a) of the Rights Agreement; (b) the Company and the Rights Agent amend the Rights Agreement in a manner such that the provisions of Section 9(a) are no longer applicable or the Company is in compliance with the provisions of Section 9(a); or (c) the Company adopts a new rights agreement, or otherwise terminates the Rights Agreement.  Except as set forth in this letter agreement, all other provisions of the Rights Agreement remain in full force and effect.

Very truly yours,

Computershare Investor Services, LLC

By:	/s/ Peter Mocklen
Peter Mocklen
Executive Vice President

Accepted and agreed to as of the date written above:

ADC Telecommunications, Inc.

By:	/s/ Robert E. Switz
Robert E. Switz
Executive Vice President, Chief Financial Officer